OMNILIT ACQUISTION CORP.
1111 LINCOLN ROAD, SUITE 500
MIAMI BEACH, FL 33139

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on [•], October [•], 2023

NAME
ADDRESS1
ADDRESS2
COUNTRY

Control #: XXXXXXXXXX

As part of our efforts to conserve environmental resources and prevent unnecessary corporate expenses, OMNILIT ACQUISITION CORP. has elected to provide Internet access to its proxy statement and annual reports rather than mailing paper copies. This reduces postage, printing expenses, and unnecessary paper waste.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

HOW TO ACCESS THE PROXY MATERIALS

The proxy statement and annual report to security holders are available online at: **www.colonialstock.com/OmnilitAcquisition**

HOW TO VOTE

BY INTERNET www.colonialstock.com/OmnilitAcquisition
On the above website, you can vote by clicking "Vote" and then entering the control number above as directed.

BY PHONE 877-285-8605

BY MAIL Send a paper proxy voting card by mail.

IN PERSON Vote in person at the virtual meeting using the above website. You will need your control number to vote.

MEETING INFORMATION

Meeting Type:	Annual Meeting
Meeting Date:	October [•], 2023 [•] nET
Meeting Location:	OMNILIT ACQUISTION CORP. MEETING TO BE HELD VIRTUALLY AT www.colonialstock.com/OmnilitAcquisition

TO ORDER A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make your request for a copy as instructed below on or before: October 15, 2023

1. By Phone: (877) 285-8605
2. By Internet: www.colonialstock.com/OmnilitAcquisition
3. By Email annualmeeting@colonialstock.com

If requesting materials by email, please include the control number listed above with your request.

Voting Items

The Board of Directors recommends a vote FOR proposals 1, 2, 3, 4, 5, 6, and 7.

Proposal	For	Against	Abstain
Proposal One – To consider and vote upon a proposal to approve the Business Combination, including (a) adopting the Business Combination Agreement and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in the accompanying proxy statement/prospectus — we refer to this proposal as the "*Business Combination Proposal*";	☐	☐	☐
Proposal Two – To consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal is approved, the second amended and restated certificate of incorporation of OmniLit in the form attached hereto as Annex B (the "*second amended and restated certificate of incorporation*") — we refer to this proposal as the "*Charter Proposal*";	☐	☐	☐
Proposal Three - To consider and vote upon a proposal, for purposes of complying with the applicable Nasdaq rules, to approve the issuance of shares of OmniLit's common stock in connection with the Business Combination, including, without limitation, the Aggregate Merger Consideration, the Earnout RSUs, assuming the Business Combination Proposal and the Charter Proposal are approved, for purposes of complying with the applicable Nasdaq rules — we refer to this proposal as the "*Nasdaq Proposal*";	☐	☐	☐
Proposal Four - To consider and vote on a proposal to approve and adopt, assuming the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal are approved, for purposes of complying with the applicable Nasdaq rules, the OmniLit Combination 2023 Equity Incentive Plan (the "*2023 Incentive Plan*") — we refer to this proposal as the "*Incentive Plan Proposal*." A copy of the 2023 Incentive Plan is attached to the accompanying proxy statement/ prospectus as Annex F;	☐	☐	☐
Proposal Five - To consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal and the Incentive Plan Proposal are approved, the Syntec Optics, Inc. 2023 Employee Stock Purchase Plan (the "*ESPP*"), a copy of which is attached to this proxy statement/prospectus as Annex G, including the authorization of the initial share reserve under the ESPP — we refer to this proposal as the "*ESPP Proposal*";	☐	☐	☐
Proposal Six - To consider and vote upon a proposal to elect seven (7) directors who will serve as directors of New Syntec Optics until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal — we refer to this proposal as the "*Director Election Proposal*"; and	☐	☐	☐
Proposal Seven - To consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the Nasdaq Proposal, the ESPP Proposal or the Director Election Proposal — we refer to this proposal as the "*Adjournment Proposal*."	☐	☐	☐

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted "FOR" each of the above proposals.

Please indicate if you plan to attend this meeting virtually. **Yes** ☐ **No** ☐

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature	Date	Signature (Joint Owners)	Date